EXHIBIT 5.1

Snell & Wilmer L.L.P.
600 Anton Boulevard
Suite 1400

Costa Mesa, California 92626-7689

TELEPHONE: (714) 427-7000

FACSIMILE: (714) 427-7799

January 2, 2018

Cryoport, Inc.

17305 Daimler Street

Irvine, California 92614

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Cryoport, Inc., a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) 2,000,000 new warrants representing the right to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $3.00 per share (the “New Warrants”), and (ii) up to 2,000,000 shares of Common Stock issuable upon the immediate exercise of the New Warrants (the “New Warrant Shares”), in each case to be issued in connection with an offer to the holders of the Company’s outstanding warrants to purchase shares of Common Stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for an equal number of New Warrants, conditioned upon the immediate exercise of such New Warrants (the “Offer”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In connection with rendering this opinion letter, we have reviewed the Registration Statement, the Offer Letter/Prospectus contained therein, the Letter of Transmittal filed as an exhibit thereto, the Original Warrants, the New Warrants, a specimen certificate representing the New Warrant Shares, the Amended and Restated Articles of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, and certain resolutions of the Board of Directors of the Company relating to the Registration Statement and the Offer.

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications, and limitations contained herein, we are of the opinion that:

(1)               The New Warrants to be issued by the Company pursuant to the Registration Statement, the Offer Letter/Prospectus contained therein, and the Letter of Transmittal filed as an exhibit thereto (collectively, the “Transaction Documents”) have been duly authorized by all requisite corporate action and, when issued pursuant to the terms of the Transaction Documents, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(2)               The New Warrant Shares, when issued upon exercise of the New Warrants in accordance with the provisions of the New Warrants, including receipt of the requisite consideration set forth therein, will be duly authorized, validly issued, fully paid, and non-assessable.

We do not express any opinion with respect to any law other than the State of Nevada. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

Our opinion that any document is legal, valid, enforceable and binding is qualified as to:

(a)               limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)               rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)               general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.